REPORT OF INDEPENDENT ACCOUNTANTS
TO ACCOMPANY FORM N-SAR


To the Investors and Board of Trustees
of Standish, Ayer & Wood Master Portfolio:

         Standish Equity Portfolio
         Standish Small Capitalization Equity Portfolio
         Standish Small Capitalization Equity Portfolio II, collectively (the "Portfolios")

In  planning  and  performing  our  audits  of  the  financial   statements  and
supplemental data of the above referenced Portfolios of Standish, Ayer & Wood Master Portfolio for the periods ended September 30, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and supplemental data and to comply with the requirements of the Form N-SAR, not to provide assurance on internal control.

The management of Standish, Ayer & Wood Master Portfolio is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and supplemental data being audited may occur and not be detected within a timely period by the employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1998

This report is intended solely for the information and use of management, the Board of Trustees of Standish, Ayer & Wood Master Portfolio and the Securities and Exchange Commission.


PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
November 20, 1998